Exhibit 99.1

[GRACE BROTHERS LTD LETTERHEAD]

August 3, 2005

Frank Cesario

ISCO International

1001 Cambridge Drive

Elk Grove, IL 60007

Dear Mr. Cesario:

We have received your letter dated August 3, 2005 concerning possible short-swing profit liability we may have on account of the recent purchase by us of 10,000,000 shares of your company’s common stock.

We agree with you that we sold 2,016,800 shares during the past six months, and accordingly are forwarding to the company funds in the following amount:

February 28, 2004, we sold 860,400 shares for total proceeds of $331,328.99

March 1, 2005, we sold 606,300 shares for total proceeds of $210,500.33

March 2, 2005, we sold 550,100 shares for total proceeds of $195,829.08

The purchase price for 2,016,800 at $0.22/share was $443,696.

Accordingly, we will wire to your account the amount of $293,962.40.

If you have any questions or comments, please don’t hesitate to contact me.

Sincerely,

/s/ Bradford Whitmore
Bradford Whitmore